Press Release

Zipcar Leads $13.7M Investment Round in Wheelz Peer-to-Peer Car Sharing Company

Additional Investors include Fontinalis Partners

CAMBRIDGE, Mass. and PALO ALTO, Calif. – February 22, 2012 – Zipcar, Inc. (Nasdaq:ZIP), the world’s leading car sharing network, and Wheelz, Inc., the first peer-to-peer (P2P) car sharing company targeting college campus communities, announced today that Zipcar is the lead investor in a $13.7 million Series A round of funding for Wheelz.

“Based on our analysis and primary research, we believe P2P could expand the total addressable market for car sharing,” said Zipcar Chairman and CEO Scott Griffith. “We chose to make this investment because we believe that Wheelz has the right leadership, technology and business model to succeed in the emerging P2P space.”

Also participating in the round is Detroit-based Fontinalis Partners, a leading transportation technology strategic investment firm. Mark Schulz, 30-year automotive industry veteran, former President for International Operations at Ford Motor Company and Founding Partner at Fontinalis, will be joining Scott Griffith on the Wheelz board. Also joining the board is Jim Freer, former vice-chairman of Ernst & Young.

“We founded Fontinalis to help shape the future of mobility,” said Bill Ford, Founding Partner of Fontinalis Partners. “We are committed to investing in entrepreneurs and accelerating the growth of breakthrough technologies and business models such as Wheelz to explore that future.”

Wheelz has designed its car sharing platform specifically to meet the needs of campus communities by connecting students who own cars with students who need them. The model empowers car owners to earn money from their car when they are not using it while providing convenient and affordable access for car borrowers to conveniently get the vehicle they need for any occasion including errands, shopping excursions, dates and weekend trips.

“We are thrilled to be partnering with Zipcar and to welcome Scott to the Wheelz board. Zipcar is the pre-eminent car sharing company in the world,” said Jeff Miller, founder and CEO of Wheelz. “Zipcar knows and understands the business complexities of car sharing better than anyone on the planet; we will benefit tremendously from this expertise as we continue to grow. Equally exciting, their knowledge related to operating within university communities and deep ties to the automotive ecosystem will be invaluable as we scale the business.”

“We now live in a world that we envisioned years ago. We see consumers everywhere changing their buying patterns in favor of self-service, access versus ownership. On the heels of our success, interesting new mobility models and transportation-related technologies are emerging,” said Griffith. “This investment is our first step in the direction of potentially offering a broader array of mobility services. We believe our strong brand and first to scale advantage put us in a unique position to exploit the network effects and business synergies Zipcar can bring to the broader mobility space.”

As Zipcar does not have majority ownership in Wheelz, Zipcar will account for its investment under the equity method of accounting and expects to record its share of Wheelz’ net loss on this basis in the amount of approximately $1 million in 2012, which was factored into the guidance Zipcar provided in conjunction with the release of its 2011 fourth quarter results on February 14th. There will be no impact to Zipcar with respect to revenue or Adjusted EBITDA.

About Zipcar

Zipcar is the world's leading car-sharing network with approximately 673,000 members and 8,900 vehicles in urban areas and college campuses throughout the United States, Canada and the United Kingdom. Zipcar offers more than 30 makes and models of self-service vehicles by the hour or day to residents and businesses looking for an alternative to the high costs and hassles of owning a car. More information is available at www.zipcar.com. Photos and b-roll footage are available for media purposes at www.zipcar.mediaroom.com.

About Wheelz

Headquartered in Palo Alto, California, Wheelz is the first car sharing platform designed specifically to meet the needs of campus communities - connecting students with cars to students who need them. Offering instant sign up, easy set up for car owners and the largest and most diverse campus fleet on the market, Wheelz makes it easy to get on, off and around campus. More information is available at www.wheelz.com.

About Fontinalis Partners

Fontinalis Partners, with offices in Detroit and Boston, is a leading transportation technology strategic investment firm founded by Bill Ford, Ralph Booth, Mark Schulz, Chris Cheever and Chris Thomas. Fontinalis' mission is to leverage the firm's considerable management experience, market access, strategic relationships, international expertise, and background in transportation innovation to scale companies providing the transportation technology solutions of tomorrow. Fontinalis Partners, LLC, invests as a strategic partner across all facets of the world's transportation infrastructure on a stage, structure and size agnostic basis. Fontinalis Partners is not affiliated with Ford Motor Company. For further information about Fontinalis Partners, please visit www.fontinalispartners.com or call (313) 432-0321.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to peer to peer car sharing expanding the total addressable market for car sharing and Zipcar’s previously provided guidance. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements include the ability to profitably attract new members and retain existing customers, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which Zipcar operates or may operate, Zipcar’s ability to continue to promote and maintain its brand in a cost-effective manner, Zipcar’s ability to manage growth, Zipcar’s ability to successfully expand its business internationally and other risks detailed in Zipcar’s publicly available filings with the Securities and Exchange Commission, which are available at www.sec.gov. All forward-looking statements reflect Zipcar’s expectations only as of the date of this release and should not be relied upon as reflecting Zipcar’s views, expectations or beliefs at any date subsequent to the date of this release.

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Press Contacts:

Greg Winter

Zipcar – Public Relations (617) 336-4323 gwinter@zipcar.com Jonathan Schaffer Zipcar – Investor Relations 212-871-3953 ir@zipcar.com

Aaron Platshon

Wheelz – Marketing & Communications (650) 248-7656 aaron@wheelz.com

Chuck Snearly

Fontinalis Partners – Public Relations (313) 432-0321 press@fontinalispartners.com